Exhibit 15.1

30 Old Bailey London EC4M 7AU United Kingdom Tel: +44 (0)20 7063 4000 www.mazars.co.uk

Private & Confidential

Biodexa Pharmacecuticals PLC (Formerly Midatech Pharma Plc)

1 Caspian Point

Caspian Way

Cardiff

Wales

CF10 4DQ

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form 20F/A, of the replacement audit report dated April 28, 2023 on the consolidated statement of financial position of Biodexa Pharmacecuticals PLC (fomerly Midatech Pharma Plc) (the “Group”) and its subsidiaries as of December 31, 2022, 2021 and 2020 and the related consolidated statements of comprehensive income, cash flow, changes in equity for each of the years in the three-year period ended December 31, 2022, and the related notes. Our report contains a material uncertainty paragraph regarding the Group’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Mazars LLP

Mazars LLP

London, England

May 05, 2023

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73